UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2005

FMC CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street
Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 299-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2005, FMC Finance, B.V. (the “Borrower”), FMC Corporation (the “Company”), and FMC Chemicals Netherlands, B.V. (the “European Parent”) executed a Credit Agreement with certain lenders party thereto, Citibank International plc, as administrative agent for the lenders, ABN Amro Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners (the “Credit Agreement”). The Borrower and the European Parent are Dutch companies and wholly-owned subsidiaries of the Company. The obligations of the Borrower under the Credit Agreement are guaranteed by the Company and the European Parent.

The Credit Agreement provides for an unsecured revolving credit facility in the amount of €220,000,000, equivalent to approximately US$264 million. Borrowings may be denominated in euros or U.S. dollars. The full amount under the Credit Agreement has been drawn. Proceeds will be distributed, indirectly, to the Company and applied to the repayment of the approximately $244 million term loan outstanding under the Company’s domestic credit agreement and for other general corporate purposes.

Amounts under the Credit Agreement may be borrowed, repaid and reborrowed from time to time until its maturity on the fifth anniversary of the closing date of the Credit Agreement. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time upon proper notice and subject to minimum payment amounts. If a voluntary prepayment is made other than on the last day of an interest period for a loan, the Borrower will be required to pay breakage costs in addition to the voluntary prepayment.

Loans under the Credit Agreement bear interest at a eurocurrency base rate, which for loans denominated in euros is the Euro Interbank Offer Rate, and for loans denominated in dollars is the average rate at which deposits in dollars are offered by the principal offices of the lenders under the Credit Agreement in London to major banks in the London interbank market, as further described in the Credit Agreement, in each case plus a margin. The applicable margin is subject to adjustment based on the ratings assigned to the Credit Agreement or the Company by each of Moody’s Investors Services, Inc. and Standard & Poor’s Rating Services. Initially the margin is 0.40 percent.

Under the Credit Agreement, the Borrower is required to pay a commitment fee on the difference between the total amount of the Credit Agreement and the amount borrowed or otherwise utilized by the Borrower. The commitment fee is initially 0.130 percent and is subject to adjustment in the same manner as the applicable margin described above.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement and reference is made to the complete text of the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, the Company and its subsidiaries have entered into interest rate, foreign exchange and energy derivative arrangements with some of the lenders and their affiliates.

A press release concerning the matters set forth herein is included as Exhibit 99.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 8.01. Other Events.

On December 15, 2005, Sweetwater County, Wyoming issued $90 million principal amount of 5.60 percent Solid Waste Disposal Refunding Revenue Bonds (FMC Corporation Project) Series 2005, which will mature on December 1, 2035. Proceeds will be used to redeem on January 17, 2006, at a redemption price of 101 percent plus accrued interest, two industrial revenue bond issues sold by Sweetwater County, Wyoming for the Company in 1994, also in an aggregate principal amount of $90 million and bearing an average interest rate of 6.95 percent.

A press release concerning the matters set forth herein is included as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Credit Agreement, dated as of December 16, 2005, among FMC Finance, B.V., as borrower, FMC Corporation and FMC Chemicals Netherlands, B.V., as guarantors, the Lenders party thereto, Citibank International plc, as agent for the Lenders, ABN Amro Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners.

99.1	Press Release dated December 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION
(Registrant)

By:	/s/ Thomas C. Deas, Jr.
Thomas C. Deas, Jr.
Vice President and Treasurer

Dated: December 20, 2005

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Credit Agreement, dated as of December 16, 2005, among FMC Finance, B.V., as borrower, FMC Corporation and FMC Chemicals Netherlands, B.V., as guarantors, the Lenders party thereto, Citibank International plc, as agent for the Lenders, ABN Amro Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners.

99.1	Press Release dated December 19, 2005.